News Release	BJ Services Company 5500 Northwest Central Dr. Houston, Texas 77092 713/462-4239

Contact: Jeff Smith

BJ SERVICES ANNOUNCES EXPANSION OF

SHARE REPURCHASE PROGRAM

Houston, Texas. March 1, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that its Board of Directors has authorized an expansion of its share repurchase program.

Today's Board action increased the repurchase authority by $450 million, supplementing approximately $83 million available to spend from prior authorizations.

Commenting on the authorization, CEO J. W. Stewart said, "During the current quarter, the Company has invested approximately $51 million repurchasing outstanding shares and since the initial authorization in December 1997, the Company has invested approximately $667 million repurchasing outstanding shares. The expansion of the repurchase program allows the Company to continue utilizing its free cash flow to enhance long term shareholder value while maintaining considerable financial flexibility to pursue growth opportunities. Today's action gives the Company total authorization of $533 million for future purchases."

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)